Exhibit 5.1

INTERNATIONAL BUSINESS MACHINES CORPORATION
Office of the Vice President, Assistant General Counsel and Secretary
Armonk, New York 10504

February 2, 2024

International Business Machines Corporation
One New Orchard Road
Armonk, NY 10504

IBM International Capital Pte. Ltd.

10 Collyer Quay

#10-01, Ocean Financial Centre

Singapore 049315

Ladies and Gentlemen:

I am the Vice President, Assistant General Counsel and Secretary of International Business Machines Corporation (herein called the “Company”) and an attorney duly admitted to practice in the State of New York.

The Company, IBM International Capital Pte. Ltd. (“IIC”) and IBM International Group Capital LLC have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File Nos. 333-276739, 333-276739-01 and 333-276739-02) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, debt securities to be issued from time to time by IIC and the related guarantee to be issued by the Company, including $600,000,000 aggregate principal amount of IIC’s 4.700% Notes due 2026, $500,000,000 aggregate principal amount of IIC’s 4.600% Notes due 2027, $500,000,000 aggregate principal amount of IIC’s 4.600% Notes due 2029, $500,000,000 aggregate principal amount of IIC’s 4.750% Notes due 2031, $1,000,000,000 aggregate principal amount of IIC’s 4.900% Notes due 2034, $1,000,000,000 aggregate principal amount of IIC’s 5.250% Notes due 2044 and $1,400,000,000 aggregate principal amount of IIC’s 5.300% Notes due 2054 (together, the “Securities”), which are fully and unconditionally guaranteed by the Company (the “Guarantee”). The Securities and the Guarantee are to be issued pursuant to the Indenture dated as of February 2, 2024 (the “Indenture”), between IIC, the Company and The Bank of New York Mellon, as trustee (the “Trustee”). The Notes and the Guarantee are to be sold pursuant to the Underwriting Agreement dated January 29, 2024 (the “Underwriting Agreements”) among IIC, the Company and the several underwriters named therein (the “Underwriters”).

I, working together with members of the Company’s legal department, have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an informed and reasoned legal opinion with respect to the matters covered hereby.

In rendering this opinion, I have assumed that (A) IIC has been duly incorporated and is validly existing under the laws of the Republic of Singapore, (B) the Indenture has been duly authorized and validly executed and delivered by IIC, (C) the Board of Directors of IIC or a duly constituted and acting committee thereof had taken all necessary action to approve the issuance and terms of such Securities, the terms of the offering thereof and related matters and (D) IIC has the applicable power and authority to execute, deliver and perform all its obligations under the Indenture and the Securities.

Based on the foregoing, and subject to the qualifications and assumptions stated herein, I am of the opinion that:

(1)	when the Securities are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreements, and assuming that the Securities are duly authenticated by the Trustee, the Securities will be validly issued and will constitute valid and binding obligations of IIC, enforceable against IIC in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws in effect and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(2)	the Guarantee has been duly authorized by the Company, and when the Securities are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreements, and assuming that the Securities are duly authenticated by the Trustee, the Guarantee will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws in effect and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

In giving these opinions, I express no opinion as to: (i) any laws other than the laws of the State of New York and the Federal Laws of the United States of America, (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the Indenture or the Securities or (iii) the irrevocability of the appointment of the agent upon whom process may be served. In particular, I do not purport to pass on any matter governed by the laws of Singapore.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated February 2, 2024, its incorporation into the Registration Statement and to the use of my name under the caption “Legal Opinions” in the prospectus supplements relating to the Securities and the Guarantee included in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Frank Sedlarcik
Frank Sedlarcik